EXHIBIT 99.1

 PRESS RELEASE

Frank Murtha, President and CEO of Major League Football, Inc. (“MLFB”) announced today that the Securities and Exchange Commission (“SEC”) approved the MLFB Form S-1 Registration Statement effective on December 28, 2022. The Form S-1 approval with two identical Common Stock Purchase Agreements, allows MLFB, subject to the terms and conditions set forth, to sell to the two Investors up to a combined Five Million Dollars ($5,000,000) of registered common stock, $0.001 par value per share (the “Common Stock”). This represents a potential $2,500,000 for each investor. We have a right to sell shares to these two investors in seven (7) day periods at a price tied to the MLFB stock trading price. This infusion of cash will allow MLFB to pay off certain obligations and continue our preparation for the 2023 season.

We remain in negotiations with our planned venues to set dates and times for our planned four team League. These venues will be announced when they are signed.

Additionally, we are in discussions with a major TV network to broadcast our games, several others have expressed an interest in doing so also. We will announce our two marketing and media firms when finalized, both have excellent national and international reputations in their respective fields. They will be heading up our marketing and sponsorship programs.

As noted previously, our key coaches, staff and executives remain committed and are working diligently on preparations for our planned 2023 season. We have moved our equipment used in the previous football camp in Mobile, Alabama, to our secured Texas warehouse for inventory and reconditioning, as needed. With the infusion of the Form S-1 funds, we plan to make payments to trade creditors in Mobile and elsewhere from when we suspended the 2022 football season. We will provide further updates when appropriate.

Finally, while we are developing the MLFB website, all of the most recent filings, archived press releases, stock data, and the opportunity to follow MLFB by email can be accessed at MLFB.pro